Exhibit 99.1

LightPath Technologies Announces New Product Line of Flexible Beam Expanders

LightPath's Flexible Beam Expanders Provide Versatility and Built-In Spatial Filter

(January 19, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic beam delivery systems and optical isolators, is pleased to announce a new line of flexible beam expanders.

Beam expanders are used in a variety of optical applications in the industrial, medical, defense and instrumentation markets including metrology, laser delivery systems, LIDAR and beam conversion.

Unlike conventional beam expanders, LightPath's flexible beam expanders incorporate a single-mode or polarization-maintaining fiber between the input and output lenses. By using the fiber, the input and output beams can be positioned independently from one another, allowing the freedom to mount the beam expander in tight spaces that normally would require a series of free space optics.

Because the fiber is used between the input and output lenses, the output beam diameter will remain steady - even when there are fluctuations to the input beam diameter. With traditional beam expanders, the output beam diameter changes whenever there is a change to the input beam, which can be undesirable for some applications.

Dr. Bruce Bernacki, LightPath Chief Technology Officer, said "These new flexible beam expanders are based on LightPath's patented fiber fusion technology. It is a unique solution for laser beam diameter expansion or reduction. The fiber also acts as a spatial filter for the input beam, removing unwanted high-frequency optical noise and producing a clean gaussian intensity distribution. This is perfect for application in optics where size, angular flexibility and improved beam quality are important."

The new flexible beam expanders are currently available in two standard models and custom designs are available for quotation. Please contact sales for more information.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packaging solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH.

Contacts: Edward Patton, Vice President of Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: http://www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.